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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                        Commission File Number 333-79363


                                 RBF FINANCE CO.
             (Exact name of registrant as specified in its charter)


                                901 THREADNEEDLE
                              HOUSTON, TEXAS 77079
                                 (281) 496-5000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                        11% SENIOR SECURED NOTES DUE 2006
                      11-3/8% SENIOR SECURED NOTES DUE 2009
            (Title of each class of securities covered by this Form)


                                      NONE
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     [ ]            Rule 12h-3(b)(1)(ii)    [ ]
     Rule 12g-4(a)(1)(ii)    [ ]            Rule 12h-3(b)(2)(i)     [ ]
     Rule 12g-4(a)(2)(i)     [ ]            Rule 12h-3(b)(2)(ii)    [ ]
     Rule 12g-4(a)(2)(ii)    [ ]            Rule 15d-6              [X]
     Rule 12h-3(b)(1)(i)     [ ]


         Approximate number of holders of record as of the certification or notice date: One (1)
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         Pursuant to the requirements of the Securities Exchange Act of 1934,
RBF Finance Co. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                           RBF FINANCE CO.


                                           By:   /s/ Tim W. Nagle
                                              ----------------------------------
                                           Name: Tim W. Nagle
                                           Title: Vice President

Date: January 22, 2001